Exhibit 10.3

OFFERPAD SOLUTIONS INC.

2021 INCENTIVE AWARD PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Offerpad Solutions Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the performance-based Restricted Stock Units (the “PSUs”) described in this Performance-Based Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Offerpad Solutions Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Performance-Based Restricted Stock Unit Agreement attached hereto as Exhibit A and the Vesting Schedule attached as Exhibit B (Exhibits A and B, collectively, the “Agreement”), all of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	Brian Bair

Grant Date:	March 1, 2022

Vesting Start Date:	March 1, 2022

Number of Target PSUs:	1,116,625

Expiration Date:	March 1, 2025

Vesting Schedule:	Exhibit B

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to the Restrictive Covenants (as defined on Exhibit A) set forth in Section 2.4(b) of the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

OFFERPAD SOLUTIONS INC.		PARTICIPANT

By:	/s/ Benjamin Aronovitch	/s/ Brian Bair
Name:	Benjamin Aronovitch	Brian Bair
Title:	Chief Legal Officer

Exhibit A

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

WHEREAS, the Company has granted the PSUs to Participant, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”); and

WHEREAS, in connection therewith, the parties desire to enter into this Performance-Based Restricted Stock Unit Agreement (together with the Vesting Schedule attached as Exhibit B hereto, collectively, this “Agreement”).

NOW, THEREFORE, the Company and Participant hereby agree as follows:

ARTICLE I.

GENERAL

1.1 Award of PSUs(a) and Dividend Equivalents.

(a) Each PSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested.

(b) The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) This award of PSUs and Dividend Equivalents is referred to herein as the “Award”.

1.2 Incorporation of Terms of Plan. The PSUs and Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4 Definitions. Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or in the Plan. In addition, the following defined terms shall apply:

(a) “Assumed” means that an Assumption occurs with respect to the Award in connection with a Change in Control.

(b) “Employment Agreement” means that certain Employment Agreement by and between Participant and the Company, dated March 1, 2022.

(c) “Non-Transactional Change in Control” means a Change in Control that occurs solely pursuant to Section 11.6(b) of the Plan.

(d) “Qualifying Termination” means a termination of Participant’s Service by the Company without Cause or by Participant for Good Reason (each, as defined in the Employment Agreement), in either case, within three months prior to, on or following a Change in Control.

(e) “Service” means Participant’s continued service with the Company or any of its Subsidiaries.

ARTICLE II.

VESTING; FORFEITURE; SETTLEMENT

2.1 General Vesting. The PSUs will be earned and vest in connection with the achievement of the greatest Average Price Per Share Goal during the Performance Period (each as defined in and as set forth in Exhibit B), subject to Participant’s continued Service through the Expiration Date set forth in the Grant Notice (the “Expiration Date”), except to the extent provided in Sections 2.2 through 2.4 below and in Exhibit B hereto. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the PSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.2 Change in Control.

(a) If (i) a Change in Control (other than a Non-Transactional Change in Control) occurs; and (ii) Participant remains in continued Service until at least immediately prior to such Change in Control or, pursuant to Section 2.3(a) below, has experienced a Qualifying Termination within three months prior to such Change in Control, then, effective as of the date of such Change in Control:

(i) a number of PSUs will become Earned PSUs (the “Earned CIC PSUs”) based on the greater of (A) the CIC Price (as defined in Exhibit B) and (B) the greatest Average Price Per Share Goal achieved prior to such Change in Control (determined in accordance with Exhibit B but without regard to whether the Performance Period has commenced); provided, however, that if the CIC Price is less than $10.00 per Share, then no more than 100% of the Target PSUs shall become Earned CIC PSUs; and

(ii) (x) to the extent the Award is Assumed in connection with such Change in Control, any such Earned CIC PSUs will convert into a time-vesting award that, following such Change in Control, will remain outstanding and eligible to vest on the Expiration Date, subject to Participant’s continued Service through the Expiration Date; or (y) to the extent the Award is not Assumed in connection with such Change in Control and/or Participant experiences a Qualifying Termination within three months prior to such Change in Control, 100% of any such Earned CIC PSUs will vest as of immediately prior to such Change in Control.

(b) Notwithstanding anything to the contrary contained in Section 8.3 of the Plan, if, following the application of Section 2.2(a) above, any PSUs have not become Earned CIC PSUs as of (or in connection with) the Change in Control, then any such PSUs automatically will be forfeited and terminated as of immediately prior to such Change in Control without consideration therefor.

2.3 Termination of Service.

(a) If Participant experiences a Qualifying Termination within three months prior to a Change in Control (other than a Non-Transactional Change in Control), then during such three-month period, the Award shall remain outstanding and eligible to vest in accordance with Section 2.2(a) above upon such Change in Control.

(b) If Participant experiences a Qualifying Termination on or following a Change in Control that is not a Non-Transactional Change in Control, then any PSUs that are Earned CIC PSUs as of such Qualifying Termination (if any) shall vest as of the date of such Qualifying Termination (without regard to the Minimum Share Price Goal (as defined in Exhibit B)).

(c) If Participant experiences a Qualifying Termination on or following a Non-Transactional Change in Control, then the Company will determine the number of Earned PSUs based on the greatest Average Price Per Share achieved through the Qualifying Termination date (determined in accordance with Exhibit B but without regard to whether the Performance Period has commenced), and any such Earned PSUs shall vest as of the date of such Qualifying Termination (without regard to the Minimum Share Price Goal).

(d) If Participant experiences a Qualifying Termination and a Change in Control (other than a Non-Transactional Change in Control) does not occur within three months following such Qualifying Termination, then a number of PSUs will become Earned PSUs (the “Earned Qualifying Termination PSUs”) based on the greatest Average Price Per Share Goal achieved as of the date that is three months following the date of such Qualifying Termination (such date, the “Three-Month Anniversary”) (determined in accordance with Exhibit B but without regard to whether the Performance Period has commenced). As of the Three-Month Anniversary, a number of the Earned Qualifying Termination PSUs, if any, shall vest in an amount equal to the lesser of (i) such number of Earned Qualifying Termination PSUs, if any, and (ii) the number of Target PSUs. Any Earned Qualifying Termination PSUs that do not vest in accordance with the foregoing sentence shall remain outstanding and eligible to vest on the Expiration Date, subject to the attainment of the Minimum Share Price Goal (determined in accordance with Exhibit B). If, following the application of this Section 2.3(d), any PSUs have not become Earned Qualifying Termination PSUs on or prior to the Three-Month Anniversary, then any such PSUs automatically will be forfeited and terminated as of such Three-Month Anniversary without consideration therefor.

(e) The treatment set forth in Sections 2.3(a)—(d) is subject to and conditioned upon Participant’s timely execution, delivery and non-revocation of a general release of claims in the form attached to the Employment Agreement and continued compliance with the Restrictive Covenants (as defined below). The Company may update the Release to the extent necessary to reflect changes in law.

(f) If Participant experiences a termination of Service for any reason other than due to a Qualifying Termination, all PSUs that have not become vested on or prior to the date of such termination of Service (including any Earned PSUs) automatically will be forfeited and terminated as of the termination date without consideration therefor.

2.4 Forfeiture.

(a) Any PSUs that remain outstanding and are not Earned PSUs as of the close of business on the Expiration Date automatically will be forfeited and terminated at the close of business on the Expiration Date without consideration therefor.

(b) In consideration of the grant of the PSUs hereunder, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the PSUs, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants. In addition, and without limiting anything set forth herein, the grant of the PSUs provided herein and Participant’s agreement to be bound by the Restrictive Covenants are intended to be mutually dependent promises, and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by Applicable Law (and except as otherwise determined by the Administrator): (i) PSUs that have not yet been settled (whether vested or unvested) automatically will be forfeited and terminated as of such breach without consideration therefor; (ii) any Shares issued upon settlement of the PSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s termination of Service that have not yet been sold by Participant shall be forfeited back to the Company for no consideration; and (iii) if Participant received any Shares upon settlement of the PSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s termination of Service and subsequently sold the received Share(s), any gain represented by the Fair Market Value of the Shares issued upon settlement of the PSUs on the settlement date multiplied by the number of Shares issued to Participant upon settlement of the PSUs shall be paid by Participant to the Company, in cash, without regard to any market price decrease or increase subsequent to the settlement of the PSUs.

(c) For purposes of this Agreement, “Restrictive Covenants” means the restrictions set forth in the Employment Agreement, as well as any other restrictive covenants to which Participant is bound pursuant to any written agreement with the Company or any of its Subsidiaries.

(d) Dividend Equivalents (including any Dividend Equivalent Account balance) automatically will be forfeited and terminated upon the forfeiture of the PSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.5 Settlement.

(a) The PSUs will be paid in Shares, and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash or Shares, as soon as practicable and in any event no later than March 15 of the year following the year in which the vesting date of the applicable PSU occurs (or, if earlier, the year in which the “substantial risk of forfeiture” (within the meaning of Section 409A) of the applicable PSU lapses), as determined pursuant to Section 2.2, Sections 2.3(a)-(d) or Exhibit B.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. For the avoidance of doubt, any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

(a) Subject to Section 3.2(b), payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by Participant or the Administrator:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) Subject to Section 9.10 of the Plan, delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon settlement of the Award, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator.

(b) Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

(c) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction; or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (x) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (y) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the PSUs under generally accepted accounting principles.

(d) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs, the Dividend Equivalents and the Average Price Per Share Goals are subject to adjustment, modification and/or termination in certain events as provided in this Agreement and the Plan. For purposes of clarity, in connection with an Equity Restructuring, the Average Price Per Share Goals shall be subject to Section 8.1 of the Plan.

4.2 Clawback. Notwithstanding Section 10.13 of the Plan, the Award and the Shares issuable hereunder shall be subject to any Company clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. The Company and Participant acknowledge that neither this Section 4.2 nor Section 10.13 of the Plan are intended to limit any clawback and/or disgorgement of the Award and/or the Shares issuable hereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs and Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment. The Plan, the Grant Notice, this Agreement (including any exhibit hereto) and the Employment Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the PSUs or Dividend Equivalents without the prior written consent of Participant.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.11 Not a Contract of Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

Exhibit B

EARNED PSUS; VESTING SCHEDULE

Earned PSUs

Except as otherwise provided in Sections 2.2(a) and 2.3 of the Agreement, the PSUs will become “Earned PSUs” with respect to a percentage of Target PSUs based on the greatest Average Price Per Share achieved during the Performance Period, as set forth in the table below.

“Average Price Per Share Goals”	Number of Earned PSUs*
≥ $18.00	200% Target PSUs
$15.75	150% Target PSUs
$13.50	100% Target PSUs
$11.25	50% Target PSUs
< $11.25	0% Target PSUs

*

If the greatest Average Price Per Share achieved during the Performance Period falls between two Average Price Per Share Goals in the table above, then an additional number of PSUs shall become Earned PSUs equal to a number of PSUs determined using straight line interpolation between the Average Price Per Share Goals between which such price falls (in accordance with the table above).

For the avoidance of doubt, each Average Price Per Share Goal may be achieved only once during the Performance Period and more than one Average Price Per Share Goal may be achieved on a particular date. For example, if the first Average Price Per Share Goal of $13.50 per Share is satisfied on June 15, 2023, and the Average Price Per Share thereafter drops below such level and again reaches $13.50 per Share during the 60 consecutive calendar day period ending December 30, 2023, no additional PSUs shall become Earned PSUS as a result of reaching the same Average Price Per Share Goal for a second time.

Vesting of Earned PSUs

Except as otherwise provided in Sections 2.2 through 2.4 of the Agreement, with respect to any PSUs that become Earned PSUs, such Earned PSUs shall vest in full on the Expiration Date, subject to Participant’s continued Service through the Expiration Date; provided, however, that, if the Average Price Per Share as of the Expiration Date is less than $10.00 per Share (the “Minimum Share Price Goal”), then, in no event shall more than 100% of the Target PSUs vest, and the number of any remaining Earned PSUs (i.e., greater than 100% of Target PSUs) automatically will be forfeited and terminated as of the Expiration Date without consideration therefor.

In no event shall more than 2,235,747 PSUs vest pursuant to this Award.

Certification

The greatest Average Price Per Share achieved during the Performance Period (or, for purposes of Sections 2.2(a) and 2.3(c) and (d) of the Agreement, in connection with a Change in Control or a Qualifying Termination, as applicable) shall be subject to certification by the Administrator.

B-1

Definitions

“Average Price Per Share” means the average Fair Market Value per Share measured over any 60 consecutive calendar-day period during the Performance Period; provided, however, that for purposes of determining the Average Price Per Share in connection with a Change in Control (other than a Non-Transactional Change in Control), the “Average Price Per Share” shall be equal to the CIC Price and shall be measured without regard to the such 60 consecutive calendar day period.

“CIC Price” means, with respect to a Change in Control, the price per Share (or, in connection with a sale or other disposition of all or substantially all of the Company’s assets, the implied price per Share) paid by an acquiror in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator, the CIC Price shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which such Change in Control occurs. In the event the consideration in the Change in Control takes any other form, the value of such consideration shall be determined by the Administrator in its good faith reasonable discretion in a manner intended to not diminish the value of the Award to Participant.

“Performance Period” means the period beginning on (and including) the 60th day prior to the first anniversary of the Grant Date and ending on (and including) the Expiration Date.

B-2